CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus of High Income Fund, a series of American Century Investment Trust, and "Financial Statements" in the Statement of Additional Information of American Century Investment Trust and to the incorporation by reference in Post-Effective Amendment No. 69 to the Registration Statement of American Century Investment Trust (Form N-1A, File No. 033-65170) of our report dated November 25, 2016 on the financial statements and financial highlights of the Nomura High Yield Fund (the “Predecessor Fund”), a series of The Advisors’ Inner Circle Fund III, included in the Predecessor Fund’s Annual Report to shareholders for the year ended September 30, 2016.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania
September 28, 2017